Exhibit 99.3

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release

FactSet Europe Limited Announces Agreement to Consolidate London-Based Office Locations

January 19, 2006, (Norwalk, CT) FactSet Research Systems Inc. (NYSE: FDS), a major supplier of computer-based financial and economic data to the investment community, today announced that FactSet Europe Limited has agreed to lease space to serve as the new headquarters for FactSet’s London-based operations. The new location will be governed by a 15-year lease with an option to extend the lease for 10 additional years.

“Our new office in central London will allow us to accomplish an important strategic objective of consolidating our four London office locations into one building,” said Martin Gijssel, Managing Director of FactSet Europe. “Broadgate West is the most suitable long-term home for FactSet in London as it offers close proximity to clients and eliminates potential displacement of our talented employee base.”

FactSet anticipates consolidating approximately 170 employees from four locations to the new facility at Broadgate West in the summer of 2006. The lease commenced on January 1, 2006 to accommodate normal build out and construction schedules. As a result, the Company anticipates incremental expenses of $2.0 to $2.4 million to be incurred during the remainder of fiscal year 2006. The incremental expenses primarily represent a significant short-term increase in occupancy costs from a redundancy of leased office space. FactSet will continue to occupy its existing leased office space until the new facility is ready for occupancy. Other incremental costs will include relocation and accelerated depreciation of existing furniture and fixtures. Approximately 15% of these additional costs will be incurred in the second quarter ended February 28, 2006. The remainder will be split between the 3rd and 4th fiscal quarters based on the actual occupancy date.

As a result of the commencement of the new lease on January 1, 2006, the Company’s lease commitments for office space will be adjusted to the following future minimum rental cash payments under non-cancelable operating leases with remaining terms in excess of one year (in thousands):

Years Ended August 31,	November 30, 2005	January 1, 2006
2006 (Remainder)	$7,964	$7,964
2007	8,179	8,179
2008	7,594	7,594
2009	7,423	8,600
2010	7,154	9,350
Thereafter	35,475	62,569

Minimum lease payments	$73,789	$104,256

About FactSet

FactSet Research Systems Inc. is a leading provider of global financial and economic information, including fundamental data on tens of thousands of companies worldwide. Combining more than 200 databases into its own dedicated online service, the Company also provides the tools to download, combine and manipulate the data for investment analysis. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations from more than twenty-two locations worldwide including Boston, New York, Chicago, San Mateo, London, Tokyo, Hong Kong, Sydney and Frankfurt.

Contact:

Peter Walsh, 203.810.1000

FactSet is a registered trademark of FactSet Research Systems Inc.